PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 28 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                           December 24, 1997
                                                                Rule 424(b)(3)

                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                        Senior Floating Rate Notes

                               ------------

               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:        $500,000,000

Maturity Date:           January 15, 1999; provided that if such day is not a
                         Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual Date:   January 15, 1998

Interest Payment Dates:  Each January 15, April 15, July 15 and October 15,
                         commencing April 15, 1998

Initial Interest Rate:   To be determined on the second Business Day next
                         preceding the Original Issue Date

Base Rate:               Federal Funds Rate

Index Maturity:          1-Day

CUSIP:                   61745ELF6

Spread (Plus or Minus):  Plus 0.20% per annum

Minimum Denomination:    $1,000

Interest Payment
  Period:                Quarterly

Specified Currency:      U.S. Dollars

Issue Price:             100%

Settlement Date
  (Original Issue Date): January 15, 1998

Initial Interest Reset
  Date: January 16, 1998, or if such day is not a Business Day, the next succeeding Business Day

Interest Reset Dates:    Each Business Day except the Business Day
                         immediately prior to each Interest Payment Date

Interest Reset Period:   Daily

Interest Determination
  Dates: The second Business Day next preceding each Interest Reset Date

Reporting Service:       Telerate (Page 120 under the heading "Federal Funds
                         Effective Rate")

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
Subordinated Note:       Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Calculation Agent:       The Chase Manhattan Bank

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER